Exhibit 10.1
FRESHWORKS INC.
CASH INCENTIVE PLAN
(Adopted on April 19, 2021)
(As Amended on February 13, 2024)
1. Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Employees to (a) perform to the best of their abilities, and (b) achieve the Company’s objectives.
2. Definitions.
(a) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
(b) “Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3(e) to modify the award.
(c) “Board” means the Board of Directors of the Company.
(d) “Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(e) “Committee” means the committee appointed by the Board (pursuant to Section 5) to administer the Plan. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan and be considered the Committee for purposes of the Plan.
(f) “Company” means Freshworks Inc., a Delaware corporation, or any successor thereto.
(g) “Employee” means, unless otherwise determined by the Committee, any employee of the Company or an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
(h) “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
(i) “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over 12 months and other criteria over 3 months.
(j) “Plan” means this Cash Incentive Plan (including any appendix attached hereto) and as hereafter amended from time to time.

(k) “Target Award” means the target award, at 100% target level of achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).
3. Selection of Participants and Determination of Awards.
(a) Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.
(b) Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant, which may be a percentage of a Participant’s annual base salary as of the beginning or end of the Performance Period or a fixed dollar amount.
(c) Discretion to Determine Performance Criteria. Notwithstanding any contrary provision of the Plan, the Committee will, in its sole discretion, determine the performance criteria applicable to any Target Award which may include, without limitation: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income measures; operating income after taxes; pre-tax profit; operating cash flow; operating margin; sales or revenue targets; increases in revenue or product revenue; annual recurring revenue; net new annual recurring revenue (ARR); expenses and cost reduction goals; improvement in or attainment of working capital levels; attainment of research and development milestones; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; bookings measures; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; net billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance criteria; and corporate development and planning goals. As determined by the Committee, the performance criteria may be based on generally accepted accounting principles (GAAP) or Non-GAAP results and any actual results may be adjusted by the Committee for one-time items, unbudgeted or unexpected items and/or payments of Actual Awards under the Plan when determining whether the performance criteria have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. The performance criteria may differ from Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3(e).
(d) Determination of Actual Awards. Each Performance Period, the Committee, in its sole discretion, will determine each Participant’s Actual Award based on achievement of the performance criteria established by the Committee and set forth on Annex A (Officer Plan) and Annex B (Non-Officer Plan), as applicable.
(e) Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, increase, reduce or eliminate a Participant’s Actual Award. The Actual Award may be below, at or above the Target Award, in the Committee’s discretion. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.
4. Payment of Awards.
(a) Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
(b) Timing of Payment. To receive an Actual Award a Participant must be employed in good standing by the Company or any Affiliate on the date the Actual Award is paid. Accordingly, an Actual Award is not considered earned until paid. It is the intent that this Plan be exempt from, or comply with, the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(c) Form of Payment. Each Actual Award will be paid in cash (or its equivalent).
5. Plan Administration.
(a) Committee is the Administrator. The Plan will be administered by the Committee. The Committee will consist of not less than two (2) members of the Board. The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board.
(b) Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.
(c) Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.
(d) Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors, officers or employees of the Company.

(e) Indemnification. Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6. General Provisions.
(a) Tax Withholding. The Company or an Affiliate may withhold all applicable taxes from any Actual Award, including any federal, state, local and foreign taxes. Payments will be made, and applicable taxes will be withheld, based on the location in which Participant provided services during the Performance Period. If Participant provided services in multiple locations during the Performance Period, any Actual Award and associated taxes will be apportioned to each such location based on the number of days of service in each such location as compared to the total calendar days in the fiscal quarter or the Performance Period, as applicable.
(b) No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Except as otherwise required by law, employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
(c) Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
(d) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
(e) Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.
7. Amendment, Termination, and Duration.
(a) Amendment, Suspension, or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.
(b) Duration of Plan. The Plan will commence on the date specified herein, and subject to Section 7(a) (regarding the Committee’s right to amend or terminate the Plan), will remain in effect until terminated.
8. Legal Construction.
(a) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.
(b) Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
(c) Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(d) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.
(e) Bonus Plan. The Plan is intended to be a “bonus program” within the meaning of United States Department of Labor Regulation Section 2510.3-2(c) and will be construed and administered in accordance with such intention.
(f) Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.